UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55619	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Home2 Suites Promissory Note

On October 5, 2016, Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company”), entered into a promissory note (the “Home2 Suites Promissory Note”) for approximately $28.4 million. The Home2 Suites Promissory Note has a term of five years, bears interest at 4.73% and requires monthly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Home2 Suites Promissory Note is cross-collateralized by two hotel properties consisting of the Company’s (i) 139-room select service hotel located in Tukwila, Washington and (ii) 125-room select service hotel located in Salt Lake City, Utah.

Staybridge Suites Located in Austin, Texas

On October 7, 2016, the Company, through LVP SBS Austin LLC (“LVP SBS Austin”), a subsidiary of Lightstone Value Plus REIT III LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions LLC (the “Assignor”), an affiliate of the Company’s sponsor, the Lightstone Group, LLC.  Under the terms of the Assignment, LVP SBS Austin was assigned the rights and assumed the obligations of the Assignor with respect to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated April 21, 2016, as amended, made between the Assignor, as the purchaser, and Excel Austin 183, LLC (the “Seller”) as the seller, whereby the Assignor contracted to purchase a 80-room select service hotel located in Austin, Texas, which operates as a Staybridge Suites (the “Staybridge – Austin”) pursuant to an existing franchise agreement with InterContinental Hotels Group (“IHG”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” and Item 2.03 “Creation of a Direct Financial Obligation of a Registrant” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 7, 2016, the Company, through LVP SBS Austin, completed the acquisition of the Staybridge – Austin from the Seller, an unrelated third party, for approximately $10.0 million, which equates to $125,000 per room, excluding closing and other acquisition related costs. The acquisition was funded with $10.0 million of proceeds from the Home2 Suites Promissory Note. In connection with the acquisition, the Company’s advisor received an acquisition fee equal to 1.0% of the purchase price of $10.0 million, or $100,000.

The Staybridge – Austin opened in April 2009. The Company believes that the Staybridge – Austin is favorably located in Austin, Texas. The Staybridge – Austin is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

The capitalization rate for the acquisition of the Staybridge – Austin was approximately 9.4%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended April 30, 2016. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The Company has established a taxable REIT subsidiary, LVP SBS Austin Holding Corp. (“LVP SBS Austin TRS”), which has entered into an operating lease agreement for the Staybridge – Austin.  LVP SBS Austin TRS also entered into a management agreement with an unrelated third party for the management of the Staybridge – Austin commencing on October 7, 2016 and a franchise agreement (the “Franchise Agreement”) with IHG, pursuant to which the Staybridge – Austin will continue to operate as a “Staybridge Suites” commencing on October 7, 2016 for a term of 15 years.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant

The discussion with respect to the Home2 Suites Promissory Note contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: October 11, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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